Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Monday, August 13, 2007	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2007 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), today reported a second quarter net loss of $356,000 or ($0.05) per Class A Unit, on revenues of $1.2 million. In the second quarter of 2006, the Partnership reported a net loss of $27,000, or ($0.00) per Class A Unit, on $1.3 million in revenues. The second quarter 2006 results included a favorable nut price adjustment from 2005 and the first quarter of 2006 in the amount of $327,000 and results from the second quarter of 2007 reflect $143,000 in legal and other costs related to the proposed acquisition of Mac Farms. The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the total year’s harvest

Nut revenues were $599,000 for the three months ended June 30, 2007, compared to $408,000 in the prior year before the nut price adjustment. The increase in revenue is due to slightly different weather patterns affecting the timing of the harvest. Farming service revenues were $626,000 or approximately 13% higher than the previous quarter, again due to the timing of the harvest.

For the first six months of 2007, revenues were $4.6 million with a net loss of $10,000, or ($0.00) per Class A Unit. Revenues in the first six months of 2006 were $2.8 million and the net loss was $127,000, or ($0.02) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

# # #

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Macadamia nut sales	$599	$735	$2,923	$1,335
Contract farming revenue	626	553	1,667	1,476
Total revenues	1,225	1,288	4,590	2,811
Cost of goods and services
Costs of macadamia nut sales	552	322	2,174	735
Costs of contract farming services	573	522	1,526	1,360
Total cost of goods sold	1,125	844	3,700	2,095
Gross income	100	444	890	716
General and administrative expenses
Legal fees — related party	—	41	—	76
Other	443	364	870	658
Total general and administrative expenses	443	405	870	734
Operating income (loss)	(343)	39	20	(18)
Other income (expense)	(1)	(7)	13	8
Interest expense	(28)	(45)	(61)	(105)
Interest income	19	2	49	13
Income (loss) before tax	(353)	(11)	21	(102)
Income tax expense	3	16	31	25
Net income (loss)	$(356)	$(27)	$(10)	$(127)

Net cash flow (as defined in the Partnership Agreement)	$(693)	$(306)	$59	$(313)

Net loss per Class A Unit	$(0.05)	$(0.00)	$(0.00)	$(0.02)

Net cash flow per Class A Unit	$(0.09)	$(0.04)	$0.01	$(0.04)

Cash distributions per Class A Unit	$0.05	$0.05	$0.10	$0.10

Class A Units outstanding	7,500	7,500	7,500	7,500